THE HOMESTATE GROUP
                          INVESTMENT ADVISORY AGREEMENT
                   THE EMERALD NATIONAL SMALL-CAP EQUITY FUND


THIS AGREEMENT is made and executed this 11th day of May, 2000, between the HomeState Group (the "Fund"), a Pennsylvania common law trust, having its principal place of business in Lancaster, Pennsylvania and Emerald Advisers, Inc. (the "Adviser"), a Pennsylvania corporation, registered with the United Stated Securities and Exchange Commission and the Pennsylvania Securities Commission as an investment adviser.

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company and offers for public sale one or more distinct series of shares of beneficial interest ("Series"), each corresponding to a distinct portfolio;

WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

WHEREAS, at the present time the Fund consists of four Series: The Emerald HomeState Pennsylvania Growth Fund, The Emerald Select Banking and Finance Fund and The Emerald Select Technology Fund and the Emerald National Small-Cap Equity Fund;

WHEREAS, the Fund and the Adviser wish to enter into an agreement setting forth the terms on which the Adviser will perform certain services for the Fund;

NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND HEREBY, it is agreed by and between the parties hereto as follows:


         1. APPOINTMENT OF INVESTMENT ADVISER. The Fund hereby appoints the Adviser to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, subject to supervision by the Fund's Board of Trustees, for the period and on the terms set forth in this Agreement. In furnishing such management and administration services, the Adviser will be guided by the Fund's distinct investment objectives and policies for each Series as set forth in the statements contained in the a Fund's Registration Statement on Form N-1A filed with the Securities and Exchange Commission, as such Registration Statement may be amended or supplemented from time to time. The Adviser hereby accepts such appointment and agrees to render the services required by this Agreement for the compensation and upon other terms and conditions set forth in this Agreement. In performing the investment advisory services under this Agreement, the Adviser is authorized to engage such sub-advisers and other persons as deemed necessary or desirable.

         The fees of any such persons shall be borne entirely by the Adviser, and the engagement of such persons shall not relieve the Adviser of any responsibility under this Agreement. The Adviser shall for all purposes contained herein be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.




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         2. OFFICE SPACE AND FACILITIES. The Adviser shall furnish to the Fund space in the offices of the Adviser or in such other place as may be agreed upon from time to time and all necessary office facilities, equipment and personnel for managing the affairs and investments and keeping the books of the Fund.


         3.  ALLOCATION OF EXPENSES.

         (a) (1) Adviser shall pay the organizational expenses of the Fund, which the Fund shall reimburse to Adviser over a sixty-month period commencing after the date of the Fund's initial public offering of its shares. The Fund shall not be obligated to reimburse the Adviser for aggregate organizational expenses in excess of $25,000. (2) The Adviser shall be responsible for the compensation (if any) paid to officers of the Fund for serving in that capacity.

         (b) The Fund shall bear all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Adviser as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay:

         (1) Custody and Accounting Service. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Fund's cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

         (2) Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges of the Fund's transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents, if any;

         (3) Shareholder Communications. All expenses of preparing, setting in type, printing, and distributing reports and other communications to shareholders;

         (4) Shareholder Meetings. All expenses incidental to holding duly called meetings of Fund shareholders, including the printing of notices and proxy material;

         (5) Prospectuses. All expenses of preparing, setting in type, and printing of annual or more frequent revisions of the Fund's prospectus and of mailing them to shareholders;

         (6) Communication Equipment. All charges for equipment or services used for communication between the Adviser or the Fund and the custodian, transfer agent or any other agents selected by the Fund;

         (7) Legal and Accounting Fees and Expenses. All charges for services and expenses of the Fund's legal counsel and independent auditors;

         (8) Trustee's Fees and Expenses. All compensation of Trustees, other than those affiliated with the Adviser, and all expenses incurred in connection with their service;

         (9) Issue and Redemption of the Fund Shares. All expenses incurred in connection with the issue, redemption and transfer of Fund shares, including the expense of confirming all share transactions, and of preparing and transmitting the Fund's stock certificates (if any);



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         (10) Brokerage Commissions. All broker's commission and other charges incident to the purchase, sale, or lending of the Fund's portfolio securities;

         (11) Taxes and Fees. All taxes or governmental fees payable by or with respect of the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

         (12) Non-recurring and Extraordinary Expenses. Such non-recurring expenses as may arise, including the costs of actions, suits, or proceeding to which the Fund is a party and the expense the Fund may incur as a result of its legal obligation to provide indemnification to its officers, trustees and agents.


         4. SERVICE TO OTHER ACCOUNTS. The service of the Adviser to the Fund hereunder shall not be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired hereby.


         5.  COMPENSATION FOR SERVICES.

         (a) For the facilities and services to be furnished by the Adviser, the Fund shall pay the Adviser an annual fee computed on the basis of the average net asset value of the Fund as ascertained each business day and paid monthly in accordance with the fee schedule as determined by the Board of Trustees for each Series.

         The fee schedule for the Emerald National Small-Cap Equity Fund is as follows:

         NET ASSETS                                            FEE
         ----------                                            ---
         Up to and including $250,000,000                     .75 of 1%
         In excess of $250,000,000 up to and including
             $500,000,000                                     .65 of 1%
         In excess of $500,000,000                            .50 of 1%

         For purposes of computing the annual fee, the net asset value of the Fund shall be equal to the difference between its total assets and its total liabilities (excluding from such liabilities its capital stock and surplus) with its assets and liabilities to be valued in accordance with the procedures set forth in the Fund's Declaration of Trust.

         (b) The Fund and the Adviser may mutually agree to reduce the fees payable by the Fund if the reduction is in the best long-range interest of the Fund and the Adviser. The fees may not be increased under any circumstances. If the Adviser shall serve for less than the whole of any month, the monthly payment shall be prorated.


         6. REIMBURSEMENT BY ADVISER. The Adviser agrees to reimburse the Fund for the amount by which the adviser's fee in any fiscal year exceeds the limits prescribed by any state in which the Fund's shares are qualified for sale. For the purposes of determining whether the Fund is entitled to reimbursements, the adviser's fee is calculated on a monthly basis. If the Fund is entitled to a reimbursement, that month's advisory fee will be reduced or postponed, with any adjustments made at the end of the fiscal year.

         7. BOOKS AND RECORDS. The Fund shall cause its books and accounts to be audited at least once each year by a reputable, independent public accountant or organization of public accountants who shall render a report to the Fund.


         8. AFFILIATION. It is understood that trustees, officers, agents and stockholders of the Fund are or may not be interested in the Adviser (or any successor thereof) as directors, officers, stockholders, or otherwise, and that the Adviser (or any such successor) is or may be interested in the Fund as a stockholder or otherwise.


         9. APPROVAL OF AGREEMENT; TERMINATION. This Agreement shall become effective as of the date first written above, and shall continue in effect with respect to a particular Series for successive yearly terms each ended on December 31 of each year, unless terminated by either party, provided that the renewal of the Agreement and its terms are specifically approved annually by (i) the vote of a majority of those members of the Fund's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Fund's Board of Trustees or such vote of a majority of the outstanding voting securities of such Series. The Agreement may be terminated with respect to a particular Series at any time, without payment of any penalty, by the Fund (by vote of the Fund's Board of Trustees or by vote of a majority of outstanding voting securities of such Series, or by the Adviser, on sixty days written notice). This Agreement will terminate automatically in the event of an assignment, unless as order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignments from the provisions of Section 15(a) of the Act, in which event this contract shall continue in full force and effect.

         This Agreement may not be amended, transferred, sold or in any manner hypothecated or pledged, nor may a new advisory agreement become effective with respect to a particular Series without the affirmative vote or written consent of the holders of a majority of the shares of such Series; provided, that this limitation shall not prevent any minor amendments to the Agreement which may be required pursuant to federal or state law.


         10. DEFINED TERMS. For the purpose of this Agreement, the terms "Vote of a majority of the outstanding securities," "assignment," and "interested persons" shall have the respective meaning specified in the Investment Company Act of 1940 when such terms are used in reference to the Fund.


         11. MISCELLANEOUS. This Agreement embodies the entire agreement between the Adviser and the Fund with respect to the services to be provided by the Adviser and supersedes any prior written or oral agreement between those parties. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and, to the extent it involves any United States statutes, in accordance with the laws of the United States. In the event that either party should be required to take legal action in order to enforce its rights under this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover from the other party costs and reasonable attorney's fees.



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IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                          HOMESTATE GROUP




                                          By: /S/ SCOTT L. REHR
                                              ---------------------
                                              Scott L. Rehr, President

ATTEST:



By:   /S/ DANIEL W. MOYER IV
      ----------------------
      Daniel W. Moyer IV, Secretary


                                                EMERALD ADVISERS, INC.


                                                By:  /S/ KENNETH G. MERTZ II
                                                ------------------------------
                                                Kenneth G. Mertz II, President

ATTEST:



By:   /S/ SCOTT L. REHR
      -----------------------
      Scott L. Rehr, Secretary